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(214) 969-1700                                                      Exhibit 5.1

                                 May 25, 2000


Pure Resources, Inc.
500 West Texas, Suite 500
Midland, Texas 79701

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel for Pure Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 458,015 shares of the Company's Common Stock, $.01 par value per share (the "Shares"), issuable upon the exercise of certain options granted under stock option and benefit plans (the "Plans") to be assumed by the Company pursuant to a merger between the Company and TRH, Inc. expected to be effective as of 11:58 p.m. on May 25, 2000. The assumed Plans are the following: Titan Exploration, Inc. 1996 Incentive Plan, OEDC Stock Awards Plan and Titan Exploration, Inc. 1999 Stock Option Plan.

     We have participated in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") covering the issuance and sale of Shares, filed with the Securities and Exchange Commission, relating to the registration of the Shares under the Securities Act.

     In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company, certificates of officers of the Company, and other instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon statements of officers of the Company whom we believe to be responsible.

     In rendering this opinion, we have assumed that prior to the issuance of the Shares, the transactions contemplated by the merger agreement described in the Registration Statement will have been consummated in accordance with the terms thereof.

     Based upon the foregoing and in reliance thereon, we advise you that in our opinion the Shares, when issued and delivered in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                         Respectfully submitted,



                                         THOMPSON & KNIGHT L.L.P.